Exhibit 10.29

English Summary Translation

Loan Agreement

Lender(Party A): Yongxin Liu
Borrower (Party B): Changchun Yongxin Dirui Medical Co., Ltd.

Party A and Party B hereby enter into the following agreement:

1.	Loan amount: RMB 9,000,000
2.	Term of loan: three years, from January 25, 2008 to January 24, 2011. No interest.
3.	Party B guarantees that Party B will repay the loan within the time period prescribed in this Agreement.
4.	If Party B fails to repay the loan within the time period prescribed in this Agreement, Party A shall have the right to seek repayment according to law.
5.	The parties may enter into supplemental agreement for any unsettled matters.
6.	The supplement agreement shall have the same effective as this Agreement.
7.	This Agreement is executed into two duplicates. Each party shall hold one duplicate.

Lender (Party A): Yongxin Liu
Borrower (Party B): Changchun Yongxin Dirui Medical Co., Ltd.

Date: January 25, 2008